Exhibit 99.1

11000 Equity Drive, #300 Houston, TX 77041-8240 NYSE: SPN (281) 999-0047

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (281) 999-0047;

Robert Taylor, CFO or Greg Rosenstein, EVP, (504) 587-7374

Superior Energy Services, Inc. Reports

Second Quarter 2012 Results

Non-GAAP Adjusted Earnings from Continuing Operations of $0.83 Per Diluted Share

Houston – July 30, 2012 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income from continuing operations of $142.8 million, or $0.90 per diluted share, and net income of $141.9 million, or $0.89 per diluted share, on revenue of $1,243.3 million for the second quarter of 2012.

Non-GAAP adjusted earnings from continuing operations was $131.6 million, or $0.83 per diluted share, and excludes a $17.9 million pre-tax gain on sale of an equity-method investment.

These results are compared with net income from continuing operations of $41.4 million, or $0.51 per diluted share, and net income of $48.1 million, or $0.59 per diluted share, on revenue of $479.9 million for the second quarter of 2011. Non-GAAP adjusted earnings from continuing operations was $39.8 million, or $0.49 per diluted share, for the second quarter of 2011.

For the six months ended June 30, 2012, the Company’s net income from continuing operations was $213.0 million, or $1.49 per diluted share, and net income was $195.8 million, or $1.37 per diluted share, on revenue of $2,210.2 million. Non-GAAP adjusted earnings from continuing operations was $222.2 million, or $1.55 per diluted share.

For the six months ended June 30, 2011, the Company’s net income from continuing operations was $51.3 million, or $0.63 per diluted share, and net income was $63.6 million, or $0.79 per diluted share, on revenue of $864.9 million. Non-GAAP adjusted earnings from continuing operations was $ 51.0 million, or $0.63 per diluted share.

David Dunlap, CEO of Superior, commented, “The solid operating results, which include the first full quarter contribution from the products and services of legacy Complete Production Services, reflect the strength of our diversified business model in the face of weaker activity levels in U.S. dry gas basins and a flattening U.S. land rig count environment.

“Growth in Gulf of Mexico and international revenue more than offset the flat demand we experienced in the U.S. land market areas relative to the first quarter of the year. Our Gulf of Mexico activity benefitted from a 20% sequential increase in revenue from the Drilling Products and Services segment as deepwater drilling rebounded to post-Macondo highs. Meanwhile, international results were boosted by a 15% sequential increase in Subsea and Well Enhancement revenue driven primarily by multiple well control projects.

“In the U.S., we maximized our opportunities while navigating through shrinking demand in dry gas basins and mounting uncertainty in oil and liquids basins. For most of the quarter we were able to maintain margins across several product lines that were at or near first quarter levels.

“Our income from continuing operations as a percentage of revenue (operating margin) during the period was essentially unchanged from the first quarter of 2012 – excluding first quarter acquisition-related expenses and hedging activity.”

Geographic Breakdown

For the second quarter of 2012, U.S. land revenue was approximately $883.0 million, Gulf of Mexico revenue was approximately $170.8 million and international revenue was approximately $189.5 million.

Subsea and Well Enhancement Segment

Second quarter 2012 revenue in the Subsea and Well Enhancement Segment was $1,045.2 million.

U.S. land revenue was $793.5 million which represents a 44% sequential increase due to a full quarter contribution from legacy Complete products and services relative to the first quarter of 2012. Gulf of Mexico revenue increased 8% sequentially to approximately $109.9 million primarily due to an increase in well control, shallow water plug and abandonment and decommissioning services. International revenue increased 15% sequentially to approximately $141.8 million primarily due to increased demand for well control services.

Drilling Products and Services Segment

Second quarter 2012 revenue for the Drilling Products and Services Segment was $198.2 million, as compared with $149.2 million in the second quarter of 2011, or a 33% year-over-year improvement, and $189.4 million in the first quarter of 2012, or a sequential 5% improvement.

U.S. land revenue decreased 2% to $89.5 million as increased rentals of premium drill pipe and bottom hole assemblies partially offset decreased rentals of accommodations. Gulf of Mexico revenue increased 20% sequentially to approximately $60.9 million due to increased rentals of bottom hole assemblies, premium drill pipe, accommodations and other surface tools. International revenue was essentially unchanged sequentially at approximately $47.8 million.

2012 Earnings Guidance Update

The Company has lowered its guidance on its 2012 non-GAAP adjusted earnings from continuing operations to a range of between $2.75 and $3.05 per diluted share.

Mr. Dunlap commented, “Although we remain confident in the long-term outlook for the oil and resource driven prospects in the U.S. land market, continued low natural gas prices, a lower realized crude oil price and significant reductions in NGL prices are impacting our customers’ cash flows, leading to reduced spending in the second half of 2012. We do not see this reduction driving a precipitous drop in activity, but we expect lower utilization in our services businesses and pricing pressure in many of the oil and liquids basins as competitors continue to relocate capacity to these markets from the dry gas basins.

“The Gulf of Mexico should continue to grow from the strong base of activity realized in the first half of 2012 as deepwater activity progresses at a faster pace than we originally anticipated for the year. We expect international activity in the countries that we have targeted for expansion to continue to advance at a steady pace.”

Conference Call Information

The Company will host a conference call at 10 a.m. Central Time on Tuesday, July 31, 2012. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9692. For those who cannot listen to the live call, a telephonic replay will be available through Tuesday, August 15, 2012 and may be accessed by calling 303-590-3030 and using the pass code 4549044. An archive of the webcast will be available after the call for a period of 60 days at

http://www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by the Company or any other person that the projected outcomes can or will be achieved. Any forward-looking statement made in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Six Months Ended June 30, 2012 and 2011

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011 *	2012	2011 *
Revenues	$1,243,319	$479,893	$2,210,156	$864,890

Cost of services (exclusive of items shown separately below)	711,284	250,667	1,258,051	467,689
Depreciation, depletion, amortization and accretion	135,516	60,020	238,112	115,844
General and administrative expenses	157,519	93,815	333,540	178,430

Income from continuing operations	239,000	75,391	380,453	102,927

Other income (expense):
Interest expense, net	(30,177)	(16,263)	(59,983)	(28,415)
Earnings (losses) from equity-method investments, net	—	5,499	(287)	5,526
Gain on sale of equity-method investment	17,880	—	17,880	—

Income from continuing operations before income taxes	226,703	64,627	338,063	80,038

Income taxes	83,880	23,252	125,083	28,786

Net income from continuing operations	142,823	41,375	212,980	51,252

Income (loss) from discontinued operations, net of income tax	(970)	6,734	(17,207)	12,360

Net income	$141,853	$48,109	$195,773	$63,612

Basic earnings per share:
Net income from continuing operations	$0.91	$0.52	$1.51	$0.65
Income (loss) from discontinued operations	(0.01)	0.08	(0.12)	0.15

Net income	$0.90	$0.60	$1.39	$0.80

Diluted earnings per share:
Net income from continuing operations	$0.90	$0.51	$1.49	$0.63
Income (loss) from discontinued operations	(0.01)	0.08	(0.12)	0.16

Net income	$0.89	$0.59	$1.37	$0.79

Weighted average common shares used in computing earnings per share:
Basic	157,017	79,744	141,282	79,385

Diluted	158,632	81,254	143,092	81,024

*	As adjusted for discontinued operations

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2012 AND DECEMBER 31, 2011

(in thousands)

	6/30/2012	12/31/2011
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$132,170	$80,274
Accounts receivable, net	1,065,030	540,602
Prepaid expenses	86,734	34,037
Inventory and other current assets	286,788	228,309

Total current assets	1,570,722	883,222

Property, plant and equipment, net	2,922,793	1,507,368
Goodwill	2,503,401	581,379
Notes receivable	43,432	73,568
Available-for-sale securities	47,113	—
Equity-method investments	—	72,472
Intangible and other long-term assets, net	505,489	930,136

Total assets	$7,592,950	$4,048,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$270,390	$178,645
Accrued expenses	290,809	197,574
Income taxes payable	118,163	717
Deferred income taxes	3,907	831
Current portion of decommissioning liabilities	—	14,956
Current maturities of long-term debt	20,000	810

Total current liabilities	703,269	393,533

Deferred income taxes	680,268	297,458
Decommissioning liabilities	89,911	108,220
Long-term debt, net	1,973,669	1,685,087
Other long-term liabilities	106,086	110,248

Total stockholders’ equity	4,039,747	1,453,599

Total liabilities and stockholders’ equity	$7,592,950	$4,048,145

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED JUNE 30, 2012, MARCH 31, 2012 AND JUNE 30, 2011(1)

(Unaudited)

(in thousands)

	Three months ended,
	June 30, 2012	March 31, 2012	June 30, 2011
Revenue
Subsea and Well Enhancement	$1,045,169	$777,480	$330,726
Drilling Products and Services	198,150	189,357	149,167

Total Revenues	$1,243,319	$966,837	$479,893

	June 30, 2012	March 31, 2012	June 30, 2011
Gross Profit (2)
Subsea and Well Enhancement	$400,370	$293,279	$136,686
Drilling Products and Services	131,665	126,791	92,540

Total Gross Profit	$532,035	$420,070	$229,226

	June 30, 2012	March 31, 2012 (3)	June 30, 2011
Income from Continuing Operations
Subsea and Well Enhancement	$179,692	$84,224	$46,008
Drilling Products and Services	59,308	57,229	29,383

Total Income from Operations	$239,000	$141,453	$75,391

(1)	Adjusted for discontinued operations.
(2)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(3)	Includes $29.0 million of transaction-related expenses recorded in general and administrative expenses of the Subsea and Well Enhancement Segment.

NON-GAAP RECONCILIATION

We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP adjusted net income and non-GAAP adjusted earnings per share because certain items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.

A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

Reconciliation of Net Income from Continuing Operations

to Non-GAAP Adjusted Net Income from Continuing Operations and Earnings per Share

For the three months ended June 30, 2012 and 2011

(in thousands, except earnings per share amounts)

	Three months ended June 30,
	2012	2011
Net income from continuing operations as reported	$142,823	$41,375
Pre-tax adjustments:
Gain on sale of equity-method investments	(17,880)	—
Equity-method investments' hedging activities	—	(2,500)

Total pre-tax adjustments	(17,880)	(2,500)

Income tax effect of adjustments	6,616	900

Non-GAAP adjusted net income from continuing operations	$131,559	$39,775

Non-GAAP adjusted diluted earnings per share	$0.83	$0.49

Weighted average common shares used in computing diluted earnings per share	158,632	81,254

Reconciliation of Net Income from Continuing Operations

to Non-GAAP Adjusted Net Income from Continuing Operations and Earnings per Share

For the six months ended June 30, 2012 and 2011

(in thousands, except earnings per share amounts)

	Six months ended June 30,
	2012	2011
Net income from continuing operations as reported	$212,980	$51,252
Pre-tax adjustments:
Gain on sale of equity-method investments	(17,880)	—
Cost related to acquisitions, primarily Complete Production Services	29,334	—
Equity-method investments’ hedging activities	3,139	(445)

Total pre-tax adjustments	14,593	(445)
Income tax effect of adjustments	(5,399)	160

Non-GAAP adjusted net income from continuing operations	$222,174	$50,967

Non-GAAP adjusted diluted earnings per share	$1.55	$0.63

Weighted average common shares used in computing diluted earnings per share	143,092	81,024